UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2023

The Sherwin-Williams Company

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-04851	34-0526850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 West Prospect Avenue Cleveland, Ohio	44115
(Address of Principal Executive Offices)	(Zip Code)

(216) 566-2000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.33-1/3 per share	SHW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2023, John G. Morikis, Chairman and Chief Executive Officer of The Sherwin-Williams Company (“Sherwin-Williams”), notified Sherwin-Williams that he has decided to retire from his position as Chief Executive Officer, effective as of the close of business on December 31, 2023. Mr. Morikis will continue to serve as Executive Chairman of Sherwin-Williams following such date. Also on October 10, 2023, the Board of Directors (the “Board”) of Sherwin-Williams elected Heidi G. Petz, age 48, to serve as Chief Executive Officer of Sherwin-Williams, effective January 1, 2024. Ms. Petz, who has served as President and Chief Operating Officer of Sherwin-Williams since March 2022, will continue to serve as President of Sherwin-Williams following such date. In addition, the Board increased its size from ten to eleven members and elected Ms. Petz to fill the resulting vacancy, effective October 10, 2023.

Ms. Petz joined Sherwin-Williams in June 2017 in connection with the Valspar acquisition. Prior to serving as President and Chief Operating Officer of Sherwin-Williams, Ms. Petz served as President, The Americas Group from March 2021 to March 2022, Senior Vice President, Marketing, The Americas Group from November 2020 to March 2021 and President, Consumer Brands Group from September 2020 to November 2020. Also within the Consumer Brands Group, Ms. Petz served as President & General Manager, Retail North America from March 2019 to September 2020 and Senior Vice President, Marketing from June 2017 to March 2019. Prior to joining Sherwin-Williams, Ms. Petz served as Vice President of Marketing, Consumer Business at Valspar for four years. Prior to joining Valspar, she spent 15 successful years in marketing, sales and finance leadership roles at Newell Rubbermaid, Target Corporation and PricewaterhouseCoopers. Ms. Petz has also served on the Board of Directors of Ulta Beauty, Inc. (NYSE: ULTA) since December 2022.

Effective January 1, 2024, Ms. Petz will receive an annual base salary of $1,300,000 in connection with her election as President and Chief Executive Officer. Ms. Petz will participate in Sherwin-Williams’ annual cash incentive compensation program with a target award level equal to 160% of her annual base salary and a maximum award level equal to 320% of her annual base salary. Ms. Petz will also receive a grant of 44,100 stock options that will vest ratably over three years from the grant date and have a ten-year term. Ms. Petz will continue to participate in the other components of Sherwin-Williams’ executive compensation program, including various retirement and savings plans, health and welfare programs and other benefits, which are described in Sherwin-Williams’ 2023 Proxy Statement.

Mr. Morikis’ annual base salary and annual cash incentive compensation opportunity will not change as a result of his new position as Executive Chairman. Mr. Morikis will continue to participate in the other components of Sherwin-Williams’ executive compensation program, including various retirement and savings plans, health and welfare programs and other benefits, which are described in Sherwin-Williams’ 2023 Proxy Statement.

As Sherwin-Williams employees, neither Ms. Petz nor Mr. Morikis will serve on any Board committees or receive any fees or other compensation for their service on the Board. There are no family relationships, as defined in Item 401 of Regulation S-K, between Ms. Petz and any of Sherwin-Williams directors or executive officers or persons nominated or chosen to become a director or executive officer. There was no arrangement or understanding between Ms. Petz and any other persons pursuant to which Ms. Petz was selected as a director or officer, and Ms. Petz does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

A copy of Sherwin-Williams’ press release, dated October 11, 2023, announcing the Board and management changes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Exhibit Description

99.1	Press Release of The Sherwin-Williams Company, dated October 11, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY

Date: October 11, 2023	By:	/s/ Stephen J. Perisutti
	Name:	Stephen J. Perisutti
	Title:	Vice President, Deputy General Counsel and Assistant Secretary